Exhibit 99.1

Ace Marketing and EYE Launch their first National Campaign on Mobiquity Networks, a Location-Based Mobile Marketing Network in 67 Malls across the US.

The Way a motion picture produced, written, and directed by Emilio Estevez and starring Martin Sheen will utilize Ace’s Mobiquity Network to promote the October release of the film.

NEW YORK, Sept. 28, 2011 -- Ace Marketing & Promotions, Inc. (OTC.BB: AMKT) and EYE announce today that they have launched their first national campaign on Mobiquity Networks. Various promotions including a movie trailer for the motion picture, “The Way” are available for download via Bluetooth or Wi-Fi to mall visitors across Mobiquity’s and EYE’s 67 mall network.

Mobiquity Networks offers advertisers, such as Visio Entertainment the opportunity to deliver rich media content to Bluetooth or Wi-Fi enabled devices within a 300ft radius from a Mobiquity zone. The innovative technology permits delivery to virtually any mobile device and properly formats each message to ensure that every user receives the best possible experience. Mobiquity has the ability to reach millions of consumers with relevant, engaging content which is completely free for the user and measureable for the advertisers.
Dennis Rice, founder of Visio Entertainment stated, “This campaign will be a great compliment to our existing campaign and will enable us to engage our audience through their mobile phones, effectively increasing awareness of the movie near the theaters that will be showing The Way.”

Mobiquity Networks units are strategically positioned near entrances, anchor stores, escalators and other high-traffic and high dwell-time areas throughout each mall to maximize advertising messaging reach and frequency. Mobiquity’s network of 67 EYE malls gives advertisers the ability to deliver messaging to approximately 90 million mall visits per month.

Sean Trepeta, President of Mobiquity Networks said, “We are very excited to have launched our first nationwide campaign with Visio Entertainment and Dennis Rice. Monetizing the network nationally was important to us. After running all the tests, trials and local campaigns to perfect the network, it’s great to have someone with Mr. Rice’s experience recognize the value our network can bring to an advertiser.”

 “This extension of an Out of Home campaign onto consumers’ handsets is a fantastic example of the power of Mobile Proximity Marketing,” said Jeff Gunderman, SVP Eye Shop.  “This network will give excellent exposure to “The Way’s” movie trailer among mall goers across the US.”

ABOUT ACE MARKETING & PROMOTIONS, INC. (OTC.BB: AMKT)

Established in 1998, Ace Marketing & Promotions, Inc. is a full-service integrated marketing company that leverages technology. Ace offers a wide array of business solutions, which include: Branding and Branded Merchandise, Website Development (CMS), Direct Relationship Marketing and Mobile Marketing Solutions. Ace's wholly owned subsidiary, Mobiquity Networks is a leader in Proximity Marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered. Ace's Corporate Overview is available at www.acemarketing.net on the "About Us" tab. For a demo of Mobiquity Networks you can visit: http://www.mobiquitynetworks.com.

ABOUT EYE

EYE is an international Out-of-Home advertising company specializing in airport, retail, and roadside and university media. Connecting leading brands with active consumers, EYE's media reaches large-scale audiences throughout their daily journeys. EYE is America's number one mall media network with media in over 300 malls across the country and over 100 of these properties sitting in the top 10 DMAs. EYE's digital network includes 10 malls across the country. Eye Corp Pty Ltd is a wholly owned subsidiary of Ten Network Holdings Limited, a publicly listed company which also operates Network Ten, the broadcaster of Australian free-to-air channels TEN, ONE and ELEVEN. For more information about EYE please visit www.eyecorp.com.

ABOUT The Way

The Way is a powerful and inspirational story about family, friends, and the challenges we face while navigating this ever-changing and complicated world. Martin Sheen plays Tom, an American doctor who comes to St. Jean Pied de Port, France to collect the remains of his adult son (played by Emilio Estevez), killed in the Pyrenees in a storm while walking the Camino de Santiago, also known as The Way of Saint James. Rather than return home, Tom decides to embark on the historical pilgrimage to honor his son's desire to finish the journey. What Tom doesn't plan on is the profound impact the journey will have on him and his "California Bubble Life." The Way will be in theaters beginning October 7th in select markets and Nationwide October 21st. The Way is being release by PDA and ARC Entertainment.

For more information about “The Way” please visit: www.theway-themovie.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Information:

Ace Marketing & Promotions, Inc.	EYE
Legend Securities, Inc.	Jeff Gunderman
Thomas Wagner	Sr. Vice President & General Manager
800-385-5790	Eye Shop
718-233-2627	Ph: 646-871-4430
E: twagner@legendsecuritiesinc.com	E: jeffgunderman@eyecorp.com